Exhibit 10.1



                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


This Amended and Restated Employment Agreement (the "Agreement") is entered into between Innovex, Inc., a Minnesota corporation (collectively, with its subsidiaries, affiliates and parent companies, "Innovex" or the "Company"), and Terry Dauenhauer ("Employee") as of December 31, 2008.

WHEREAS, the Employee and the Company entered into an Employment Agreement dated as of October 19, 2005, as amended January 16, 2008 (the "Existing Agreement"); and

WHEREAS, Innovex desires to continue to employ the Employee in the capacity of Chief Executive Officer and the Employee agrees to continue his employment under the terms and conditions of this Agreement, which amends and replaces the Existing Agreement; and

WHEREAS, Innovex is providing consideration to the Employee consisting of increased protection in the event of a Change in Control, enhanced severance benefits, its willingness to retain him as its employee, its payment of compensation and provision of benefits to him, his exposure and access to its valuable Customers and other business contacts and trade secrets, his specialized training in connection with his employment, and all other benefits associated with this Agreement and his employment with Innovex.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, it is hereby agreed by and between the parties hereto as follows:

                                   DEFINITIONS

Change in Control. A Change in Control shall be deemed to have occurred if any of the following occur:

(1) Any "Person" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the Exchange Act)) acquires or becomes a beneficial owner (as defined in Rule 13d-3 or any successor rule), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors (Voting Securities) or 30% or more of the outstanding shares of common stock of the Company (Common Stock), provided, however, that the following shall not constitute a Change in Control:

          (a) any acquisition or beneficial ownership by the Company or a subsidiary of the Company;

          (b) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries;

(2) Continuing Directors shall not constitute a majority of the members of the Board of Directors of the Company. Continuing Directors shall mean: (a) individuals who, on the date hereof, are directors of the Company, (b) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company, or (c) any individual elected or appointed by the

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          Board of Directors of the Company to fill vacancies on the Board of
          Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a Continuing Director shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board of Directors of the Company;

(3) Consummation of a reorganization, merger or consolidation of the Company (other than a merger or consolidation with a subsidiary of the Company), unless immediately following such reorganization, merger or consolidation, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Common Stock immediately prior to such reorganization, merger or consolidation beneficially own, directly or indirectly, 51% or more respectively of
          (a) the combined voting power of the then outstanding Voting Securities entitled to vote generally in the election of directors, and (b) the then outstanding shares of Common Stock of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership of the Voting Securities and Common Stock, as the case may be, immediately prior to such reorganization, merger or consolidation; or

(4) Consummation of a liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a wholly-owned subsidiary of the Company.

Notwithstanding anything stated above, a Change of Control event shall not be deemed to occur with respect to the Employee if the acquisition or beneficial ownership of the 30% or greater interest referred to in (1) is by the Employee or a group, acting in concert, that includes the Employee or a majority of the then combined voting power of the then outstanding Voting Securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall, immediately after a reorganization, merger, consolidation or disposition of assets referred to in (3) or (4) of this definition, be beneficially owned, directly or indirectly, by the Employee or by a group, acting in concert, that includes the Employee.

Conflicting Organization. A Conflicting Organization is any person or organization (including Innovex Customers and Vendors) engaged in or about to become engaged in, research, development, production, marketing, leasing, selling or servicing of a Conflicting Product in any market in which Innovex is doing or about to be doing business as of the Employee's termination date.

Conflicting Product. A Conflicting Product is any product, product line, process, system or service (including any component thereof or research to develop information useful in connection with a product or service) which is the same, similar to or competitive with (whether based on similar or alternative technologies) any product, product line, process, system or service which the Employee or any person under the Employee's direct or indirect supervision designed, developed, marketed, promoted, sold, serviced, provided or worked on in any other capacity on behalf of Innovex during the two years preceding the Employee's termination date, including any product, product line, process, system or service in existence or under development or about which the Employee possesses Confidential Information.

Customer or Vendor. A Customer or Vendor is any person or entity with whom the Employee or anyone under his direct or indirect supervision had any direct or indirect contact on behalf of Innovex in connection with Innovex's products or services.

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Disability. The Employee's Disability shall occur if he becomes unable to substantially, with or without reasonable accommodation, perform his duties under this Agreement, by reason of any medically determinable physical or mental impairment, for at least 180 consecutive days. The existence of a Disability will be determined pursuant to the standards for entitlement for long-term disability benefits set forth in Innovex's Long-Term Disability Plan.

Good Cause. Good Cause shall exist if the Employee has (a) engaged in theft, embezzlement, other act of dishonesty, moral turpitude, or any willful violation of the Securities Exchange Act of 1934, as amended; (b) materially breached any of his obligations under this Agreement; or (c) engaged in gross mismanagement or gross negligence in the performance of his duties hereunder. With respect to
(b) and (c), Employee shall be given written notice of the facts believed to constitute grounds for termination and a 30-day period in which to cure those grounds to the satisfaction of the Board.

Good Reason. Good Reason shall exist if the Employee experiences (a) a material reduction in his compensation or responsibilities (except if such change is made available as reasonable accommodation in the event of Employee's Disability or other inability to perform his duties due to a physical or mental condition) or
(b) a requirement that he relocate to a workplace more than 50 commuting miles from his principal residence, provided however that Good Reason shall not exist following a Change in Control if the Employee retains responsibility for a division, subsidiary or other operational unit or entity that is substantially similar to or larger than Innovex as it existed prior to the Change in Control.

Good Will. Good Will is Innovex's valuable Customer, Vendor and other industry relationships which it is the responsibility of the Employee and other Innovex employees to maintain, develop, nurture, improve and expand in connection with the products and services provided to said Customers by Innovex or purchased from said Vendors.

1. Employment and Term. Innovex agrees to employ the Employee as its Chief Executive Officer, reporting to the Board of Directors (the "Board"), and the Employee agrees to serve Innovex in such capacities on the terms and conditions set forth herein for the period commencing on the date of this Agreement and continuing until terminated by the Employee or Innovex in accordance with paragraph 5.

2. Duties. The Employee shall be responsible for the management of manufacturing operations, process engineering, supply chain management, human resources management and such other duties and responsibilities as may be assigned to him by the Board. Employee shall faithfully and diligently do and perform all such acts and duties and furnish such services for Innovex as the Board shall direct, promote the interest and welfare of Innovex and its business, be familiar with Innovex's policies that relate to his duties and abide by these policies, and not intentionally do anything which may cause loss or damage to Innovex, its business, business reputation or Good Will. He shall devote his full time, energy and skill to the business of Innovex, except for vacations, absences made necessary because of illness, and service on other corporate, civic, or charitable boards or committees not significantly interfering with his duties hereunder. Employee shall not engage in any other business or nonprofit activity during his employment with Innovex except as may be approved in advance by the Board; provided, however, that Employee shall not be precluded from owning up to 5% of the issued and outstanding capital stock or other interest of an entity which is not a Customer, Vendor or Conflicting Organization.

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3.        Compensation. In return for his services to Innovex, Employee shall receive compensation and benefits which shall include the following:

3.1 Salary. The Employee shall receive a semi-monthly base salary of $11,875 ($285,000 annualized). Salary reviews shall occur at least once per year, and the Board shall grant Employee such salary increases based upon the Employee's performance as the Board, in its sole discretion, deems appropriate.

3.2 Bonus. For each fiscal year during Employee's employment, Employee will be eligible for a bonus award pursuant to a bonus plan determined by the Board. Bonus awards will be subject to the terms of the applicable bonus plan and are conditioned upon Employee's continued employment with Innovex through the last day of the fiscal year on which the bonus is based except as otherwise permitted under 5.2. A determination as to whether the bonus objectives have been met will be made, in the sole discretion of the Board, by comparing Employee's and Innovex's actual performance for the fiscal year to the performance measures defined in the bonus plan at the beginning of the fiscal year. A bonus awarded pursuant to this 3.2 may take the form of cash or stock options, subject to the applicable stock option plans, or a combination of the two. A bonus awarded to the Employee for any fiscal year will be paid within two and a half months following the end of said year.

4.        Benefits and Expenses.

4.1 Employee Benefits. The Employee shall be eligible for such employee benefits as are offered by Innovex to other employees. Innovex may terminate any or all such plans at any time and may choose not to adopt any additional plans. Employee's rights under any Innovex plans and policies shall be governed solely by their terms. Employee shall be eligible for four weeks of vacation annually, subject to the parameters set forth in Innovex's vacation policy.

4.2 Reimbursable Business Expenses. In addition to salary and other benefits, Innovex will advance or reimburse Employee for any ordinary, necessary and reasonable expenses incurred by him in the course of his employment. Innovex shall reimburse the Employee upon his submission of any records and documentation required to substantiate said expenses.

4.3 Company Vehicle. Innovex will provide Employee with an annual vehicle allowance to be prorated over the Company's regular pay periods throughout the year. Employee's vehicle allowance will be in accordance with and subject to the Company Vehicle Policy (Exhibit 2).

4.4 Indemnification. Innovex will indemnify the Employee from loss and expenses arising out of his conduct as an officer of Innovex to the fullest extent permitted by the Company's corporate articles, by-laws, Board resolutions, applicable insurance policy and Minnesota law.

4.5 Relocation Expenses. In the event the Employee's employment is terminated by Innovex without Good Cause or by Employee for Good Reason, Innovex will provide Employee relocation expenses, back to the United States location of Employee's choice, consisting solely of (i) business class airfare for Employee and his spouse; (ii) en route normal travel expenses; (iii) sea

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          transportation of personal belongings (including packing and unpacking); and (iv) up to two (2) weeks' temporary lodging costs. In no event shall such costs exceed $50,000. Innovex will make any payment or reimbursement expenses no later than 10 days from the later of the date the amount was incurred or the date the invoice was submitted by Employee. No payment or reimbursement in any year shall affect the amount of payment or reimbursement in any other year and the right to the payment or reimbursement cannot be liquidated or exchanged for any other benefit.

5.        Termination of Employment.

5.1 Voluntary Resignation. The Employee may resign his employment with Innovex for any reason effective upon 120 days' advance written notice to the Board. During the notice period he will provide all reasonable aid and assistance in hiring, training, and introducing his replacement as may be requested by Innovex and will undertake such other responsibilities as Innovex may direct. Alternatively, Innovex reserves the right to terminate Employee's employment, effective upon written notice to Employee, at any time during the notice period provided, however, that base salary and Innovex's share of his group health, dental and life premiums as may be in effect, subject to the terms of the plans, applicable law and 5.6 and 5.7 hereof, will continue for the duration of the notice period. No other benefits will be payable to Employee during the notice period.

5.2 Involuntary Termination and Resignation for Good Reason. Employee's employment may be terminated (a) by Innovex for other than Good Cause, effective upon the date specified in Innovex's written notice of termination to Employee, (b) by Innovex for Good Cause, effective upon Employee's receipt of Innovex's written notice of termination, or (c) by the Employee for Good Reason, effective upon the Board's receipt of Employee's written notice of termination, which shall include a detailed explanation as to why he believes Good Reason exists; provided, however, that prior to such notice, Employee had provided written notice to the Board within 90 days of the occurrence of an event constituting Good Reason, and Innovex had failed to cure any breach (if capable of cure) within a reasonable period of time, not to exceed 10 days from the date of the initial notice. If Employee's employment is terminated for other than Good Cause or for Good Reason under this 5.2 and the termination is not related to a Change in Control, base salary and the employer share of Employee's Innovex group health and dental premiums will continue to be paid for 12 months from Employee's termination date, subject to 5.6, 5.7 and Employee's other obligations hereunder. In addition, if the Employee's termination occurs partway through a fiscal year, the Board may award a prorated bonus to Employee if (i) Employee would have received a bonus if he had remained in Innovex's employ for the full fiscal year and (ii) the Board determines that Employee's contribution to Innovex prior to his termination date warrants a prorated bonus award. Only the benefits described in this 5.2 will be payable to Employee during the severance period. Termination for other than Good Cause shall include non-Good Cause termination due to performance issues and any other non-Good Cause termination not described in 5.3, 5.4 or 5.5. If the Employee's termination is for Good Cause, his base salary and benefits will be paid only through his termination date.

5.3       Change in Control.

5.3.1. If Employee's employment is terminated without Good Cause or Employee resigns for Good Reason within 18 months following a Change in Control, he will receive (a) continuation of his base salary for 18

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          months, (b) payment of the employer share of his group health and dental premiums for up to 12 months, and (c) immediate 100% vesting of any unvested stock options (the "Parachute Payments"). Approval of this Agreement by the Compensation Committee of the Board shall be deemed approval of the vesting of options as provided in the immediately preceding sentence for all purposes under Innovex stock purchase and stock option plans and programs. Notice of termination or resignation shall be in writing to the applicable party. Employee's right to the benefits provided in this 5.3.1 is contingent upon him not resigning his employment from Innovex within 90 days following a Change in Control, the requirements of 5.6 and 5.7, and his compliance with his other obligations hereunder.

5.3.2. If the Employee or Innovex would be subject to excise tax or denial of deduction under Sections 280G and 4999 of the Internal Revenue Code as a result of the Parachute Payments described in 5.3.1, Innovex shall reduce or eliminate such payments to the extent necessary to reduce the aggregate "present value" (as defined in Section 280G(d)(4) of the Code) of such payments to $100 less than an amount equal to three times Employee's "base amount" (as defined in 280G(b)(3)(a) and (d)(1) and (2) of the Code) so that Employee is not subject to tax under
          Section 4999 and no Innovex deduction is disallowed pursuant to
          Section 280G(a).

5.4 Disability. The Employee's employment will terminate if he comes under a Disability, is unable to perform his duties hereunder and Innovex is unable, because of undue hardship, to provide reasonable accommodations to enable him to continue his employment. Accommodations offered by Innovex could include change of responsibilities or title. In the event of Employee's Disability, his benefits will be those available under group short-term and long-term disability plans sponsored by Innovex, except as provided in the following sentence. If Employee is covered under a group short-term disability plan, Innovex will continue to pay 40% of his base salary for the duration of his short-term disability period unless the plan would cause this amount to reduce his short-term disability benefits. If he is covered by a long-term disability plan, he will not be eligible for any additional payments from Innovex during the period of such coverage. Innovex will pay Employee's group health and dental premiums during any period of group short or long term disability coverage for up to 18 months, to the extent such premiums are not paid under any group health, disability or other policy maintained by Innovex under which the Employee is a Participant, Employee is not eligible to participate in any other group plans, and Employee continues to be eligible to participate in said Innovex plans.

5.5 Death. If Employee dies during his employment, Innovex will pay his estate the biweekly installment otherwise due and payable at the end of that biweekly period in which the Employee shall have died, and thereafter no further compensation shall be payable by Innovex to Employee hereunder, except for normal and customary life insurance benefits and vested pension benefits, if any.

5.6 Payment Conditions. Any payments made to Employee pursuant to 5.1, 5.2, 5.3 or 5.4 will be reduced by (a) any other benefits payable to Employee directly or indirectly from Innovex (not including Social Security benefits), such as payments under any disability plan or policy the premiums of which have been paid by Innovex or any severance or other payments to Employee under any company plan or policy and (b) unemployment benefits received by the Employee. In addition, as a condition of receiving any such payments, or any payments under Section 4.5, Employee will be required to sign a standard release agreement in which he releases all claims which he

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          might have against Innovex or any affiliate, employee, shareholder, director, officer or agent of Innovex (along with other standard releasees affiliated with Innovex). Innovex will provide said release agreement to the Employee at the time he is notified of his termination without Good Cause, following his notice of resignation for Good Reason or during the notice period following his voluntary resignation. As part of the release agreement, Employee will be required to (i) cooperate with Innovex with respect to any business matters about which he has knowledge, including any litigation or threatened litigation, (ii) not cooperate with any plaintiffs or claimants against Innovex unless required by law to do so, (iii) not make negative or derogatory comments about Innovex or any other releasee and (iv) affirm his post-termination obligations under this Agreement. The release agreement will also provide that if the Employee violates any obligation of his under paragraphs 6, 7 or 8 of this Agreement, all payments and benefits to him will immediately cease. The release agreement is attached as Exhibit 3, provided however that Exhibit 3 may be revised to comply with current law or to provide for unforeseen circumstances.

5.7 Group Health and Dental Coverage. The Employee's right to Innovex's payment of the employer share of his group health and dental premiums is subject to his timely election to continue his coverage under COBRA and applicable state law, his continued eligibility under the plans, his lack of eligibility to participate in any other group plans, and deduction of his share of the premiums from his severance payments.

5.8 Separation from Service. The phrases similar to "termination of employment," "terminate employment" and "voluntary resignation" in the Agreement shall be interpreted to mean a "separation from service'" as defined in Treas. Reg. ss.1.409A-1(h), except Employee's service as a member of the Board of Directors of Innovex (and any entity that is part of a controlled group of which Innovex is a member) shall be disregarded in determining whether a separation from service has occurred.

6. Confidentiality. During his employment with Innovex, the Employee has had and will continue to have access to and become acquainted with trade secrets and other proprietary and confidential information owned by Innovex and used in the operation of Innovex's business. "Trade secrets and other proprietary and confidential information" shall mean any information or knowledge possessed by Innovex which is not generally known to or readily ascertainable by outside parties who can obtain economic value from its use or disclosure. This shall include, without limitation, inventions, discoveries, ideas, know-how, research and development information, designs, specifications, formulas, patterns, compilations, computer programs, devices, methods, techniques, processes, data, improvements, ideas, algorithms, computer processing systems, drawings, proposals, job notes, reports, records, specifications, information concerning any matters relating to the business of Innovex and any of its customers, vendors, customer and vendor contacts, licenses, the prices it obtains or has obtained for the licensing of its software products and services, or any other non-public information concerning the business of Innovex and its good will. Confidential information also includes the terms of this Agreement and any release agreement provided to Employee by Innovex or entered into between the Employee and Innovex, except as otherwise provided in 6.1 or 8.2.

6.1 Nondisclosure. Employee shall not disclose or use in any manner, directly or indirectly, any such trade secrets or other proprietary and confidential information either during the term of his employment

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          or at any time thereafter, except as required (a) in the course of his employment with Innovex or (b) by applicable law, including the Exchange Act, contingent upon establishment of confidentiality protections satisfactory to Innovex.

6.2 Information Disclosed Remains Company Property. All ideas, concepts, information, and written material disclosed to Employee by Innovex or acquired from a Customer or prospective Customer of Innovex, are and shall remain the sole and exclusive property and proprietary information of Innovex or such Customers, and are disclosed in confidence by Innovex or permitted to be acquired from such Customers in reliance on Employee's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Innovex's business.

6.3 Return of Materials. Employee agrees that, upon request of Innovex or upon termination of employment, Employee shall turn over to Innovex originals and any copies of all documents, files, disks or other computer media, or other property or material in his possession or under his control that (a) may contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and confidential information as described in this section or (b) are connected with or derived from Employee's services to Innovex. Employee agrees to certify in writing that he has complied with this
          6.3 at the time of his termination of employment.

6.4 Prohibition. Employee certifies and agrees that to the best of his knowledge he (a) does not possess confidential or proprietary documents or property of any prior employer and (b) while in Innovex's employ, he has not and will not use or disclose the protected trade secrets of any prior employer or other entity. Trade secrets for purposes of this prohibition are defined in (i) Minnesota Statutes
          Section 325C.01, Subd. 5 and (ii) any agreement with a prior employer or any other person or entity in which the Employee is obligated not to use or disclose that person or entity's trade secrets. The Employee certifies that he has provided a copy of any such contractual obligation to Innovex.

7. Inventions and Creations. Any and all inventions, discoveries, improvements, or creations (collectively, "Inventions") made or conceived by Employee during the period of his employment by Innovex shall be the property of Innovex. Employee hereby assigns to Innovex all of his rights to any such Inventions and agrees to promptly disclose any such Inventions in writing to Innovex. Employee further agrees to execute and assign any and all proper applications, assignments and other documents and to render all assistance reasonably necessary to apply for patent, copyright or trademark protection in all countries.

7.1 Exceptions. Paragraph 7 does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Innovex was used and which was developed entirely on Employee's own time and
          (a) which does not relate (i) directly to the business of Innovex or
          (ii) to Innovex's actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Employee for Innovex. Exhibit 3 hereto constitutes a complete list of the inventions made by Employee prior to employment by Innovex as to which he has at least partial ownership. Innovex shall have no claim of right or title to the inventions listed on Exhibit 3.

7.2 Definition of Inventions. For purposes of this Agreement, the term "Inventions" shall mean discoveries, improvements, and ideas (whether or not shown or described in writing or reduced to practice) and works

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          of authorship, whether or not patentable or copyrightable, which (a)
          relate directly to the business of Innovex; (b) relate to Innovex's actual or demonstrably anticipated research or development; or (c) result from any work performed by Employee for Innovex, or for which equipment, supplies, facilities or trade secret information of Innovex is used, or which is developed on Innovex time.

7.3 Non-Covered Inventions. Should the Employee make a discovery, improvement or Invention that is not covered by the provisions of this Agreement (a "Non-Covered Invention"), the Employee may, at his sole option, disclose the Non-Covered Invention to Innovex and Innovex shall then have a right of first refusal to enter into a license agreement with Employee to acquire rights thereunder. If negotiations extend for more than six months from the date of disclosure to Innovex, Employee shall be free to submit the Non-Covered Invention to others without obligation to Innovex and with respect to such Non-Covered Invention.

8.        Non-Competition, Non-Solicitation and Non-Interference.

8.1 Duty of Loyalty. The Employee acknowledges that he has a duty of loyalty to Innovex during his employment. Therefore, during his employment, he will not directly or indirectly plan, organize, own, perform services for or in any way associate with any Conflicting Organization or conspire with others to do so.

8.2 Non-Competition. For one year following the termination of his employment with Innovex for any reason, the Employee will not directly or indirectly, as a shareholder, director, officer, employee, owner, agent, associate, consultant or in any other capacity, plan, organize, own, perform services for or in any other way associate with any Conflicting Organization. During this one-year period, the Employee also agrees to provide (a) a copy of this agreement to any prospective employer or other person or entity for which he intend to perform services and (b) written notification to the CEO of Innovex of any new employment or other business engagement of his. Because Innovex has no interest in the Employee's post-Innovex activities if those activities do not involve Innovex's Confidential Information or Good Will and are not otherwise harmful to Innovex, Innovex's CEO, in his sole discretion, will consider modification of the obligation in this 8.2 with respect to a specific position with a specific employer, entity or person following Employee's written request for same and his cooperation in providing any requested information in connection with such request. The CEO will agree to the requested modification or a variation thereof only if he determines that the modification will not be harmful to Innovex's business interests and will not violate its protectable interests in its Confidential Information and Good Will. The CEO will notify the Employee in writing of his decision, which will be final.

8.3 Non-Solicitation. For one year following the termination of Employee's employment with Innovex for any reason, he agrees that he will not, directly or indirectly, on his own behalf or on behalf of any Conflicting Organization, solicit:

8.3.1 any Customer with whom he had contact during the two-year period prior to his termination date or about which he possesses Confidential Information, for the purpose of directly or indirectly (a) marketing, promoting or encouraging the use of a Conflicting Product, (b) providing advice or assistance in connection with the marketing, promotion or use of a Conflicting Product, or (c) attempting to interfere with, or preventing or diverting the sale or purchase of, any product being designed, developed, sold or marketed by Innovex;

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

8.3.2 any Innovex employee or agent to terminate his or her employment or agency with Innovex; or

8.3.3 any Vendor that provides an exclusive or unique service or product to Innovex for the purpose of obtaining similar products or services for a Conflicting Organization.

8.4 Employee's Acknowledgments and Agreements. Employee acknowledges and agrees that the products developed by Innovex are or are intended to be marketed and licensed to Customers in various markets throughout the world. Employee further acknowledges and agrees to the reasonableness of the covenants contained in this Section 8, including the reasonableness of the geographic area and duration of time which are part of said covenant. Employee also acknowledges and agrees that this covenant will not preclude Employee from becoming gainfully employed following termination of employment with Innovex. Employee certifies that he is not currently subject to a noncompetition agreement with a former employer which prohibits him from working for Innovex.

8.5 Time Periods After a Change in Control. If Employee's employment terminates pursuant to 5.3.1, the time periods in 8.2 and 8.3 shall be extended from one year to 18 months.

9.        Miscellaneous Provisions.

9.1 Remedies, Injunction. In the event of a breach or threatened breach by Employee of any provision of this Agreement which could cause irreparable injury and damage to Innovex not compensable by money damages, Employee agrees that Innovex, in addition to and not in limitation of any other rights, remedies or damages available to Innovex at law or in equity, shall be entitled to injunctive and other equitable relief to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with Employee.

9.2 Severability. If any provisions of this Agreement are held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. If any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.

9.3 Governing Law. This Agreement shall be construed and enforced according to Minnesota law, except where federal law applies. All legal actions arising under this Agreement shall be instituted in, and both Innovex and Employee consent to, the jurisdiction of the courts of Hennepin County, Minnesota or the U.S. District Court for the District of Minnesota.

9.4 Survivability. The covenants and agreements of paragraphs 5 and 9, where applicable, and paragraphs 6, 7 and 8 of this Agreement shall survive the termination of the Employee's employment for any reason and shall not be terminated by a Change in Control, including but not

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          limited to any merger or consolidation whereby Innovex is not the surviving corporation or any transfer of substantially all the assets of Innovex, unless no transferee or successor continues to carry on the business activities of Innovex. In the event of any such event , the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving, resulting or transferee entity .

9.5 Integration. The terms of this Agreement constitute the entire agreement between Innovex and the Employee on the subjects addressed herein and supersede any previous conflicting oral or written communications, representations, policies or agreements. This Agreement amends and replaces the Existing Agreement in its entirety.

9.6 Amendment or Termination. This Agreement may not be terminated, amended, or modified in any way, except in writing signed by both Innovex and Employee. It is the intention of the parties that this Agreement shall be exempt from the requirements of Code ss.409A as a separation pay plan. Accordingly, all provisions herein shall be construed to exempt such payment from the definition of "deferral of compensation" that is subject to Code ss.409A in the least restrictive manner necessary without any diminution in the value of the payments to the Employee, so as to avoid the imposition of taxes and penalties pursuant to Code ss.409A.

9.7 Waiver. Innovex's waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

9.8 Tax Withholding. Innovex will withhold from any payment of benefits under this Agreement (and forward to the appropriate taxing authority) any taxes required to be withheld under applicable law.

9.9 Agreement Read, Understood and Deemed Reasonable. Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are reasonable and reasonably required for the protection of Innovex's interests.


AGREED:
Dated: December 31, 2008                /s/Terry Dauenhauer
                                        -------------------
                                        Terry Dauenhauer


                                        INNOVEX, INC.

Dated: December 31, 2008                /s/ Randy Acres
                                        ---------------
                                        By:  Randy Acres
                                        Its:  Senior Vice President and CFO


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